Exhibit 5.7

[LETTERHEAD OF KING & SPALDING LLP]

May 12, 2017

COMMUNITY HEALTH SYSTEMS, INC.

CHS/COMMUNITY HEALTH SYSTEMS, INC.

4000 Meridian Boulevard

Franklin, Tennessee 37067

Re:	Add-On Offering of 6.250% Senior Secured Notes due 2023 of CHS/Community Health Systems, Inc.

Ladies and Gentlemen:

We have acted as special Georgia counsel to (a) QHG Georgia Holdings, Inc., a Georgia corporation, and (b) QHG Georgia, LP, a Georgia limited partnership (each a “Georgia Guarantor” and, collectively, the “Georgia Guarantors”), in connection with each Georgia Guarantor’s unconditional guarantee of $900,000,000 aggregate principal amount of the 6.250% Senior Secured Notes due 2023 (“Offered Securities”) to be issued and sold by CHS/Community Health Systems, Inc., a Delaware corporation (the “Company”), pursuant to an indenture, dated March 16, 2017 (the “Base Indenture”), by and between the Company and Regions Bank, an Alabama banking corporation, as trustee (the “Trustee”), as supplemented and amended by a first supplemental indenture, dated as of March 16, 2017 (including the Guarantee set forth therein, the “First Supplemental Indenture”) and a second supplemental indenture dated as of the date hereof (the “Second Supplemental Indenture” and, together with the Base Indenture and the First Supplemental Indenture, the “Indenture”), among the Company, Community Health Systems, Inc., a Delaware corporation (“Holdings”), the guarantors party thereto (the “Guarantors”) and the Trustee. The Offered Securities are being guaranteed by the Georgia Guarantors pursuant to the guarantee included in the Indenture (the “Guarantee”).

This opinion letter is being provided to you at the request of the Georgia Guarantors in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Act”).

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of:

(a)	the Indenture;

(b)	Articles of Incorporation and Bylaws of QHG Georgia Holdings, Inc.;

(c)	Certificate of Limited Partnership of QHG Georgia, LP;

(d)	Agreement of Limited Partnership of QHG Georgia, LP, dated May 1, 1998; and

(e)	the authorizing resolutions of the Georgia Guarantors, dated as of May 8, 2017.

We have examined and relied upon the accuracy of original, certified, conformed or photographic copies of such documents, records, agreements and certificates as we have considered relevant hereto,

COMMUNITY HEALTH SYSTEMS, INC.

CHS/COMMUNITY HEALTH SYSTEMS, INC.

May 12, 2017

including without limitation the Officers’ Certificate delivered to us on the date hereof. In all such examinations, we have assumed the genuineness of signatures on original documents and the conformity to such original documents of all copies submitted to us as certified, conformed or photographic copies, and, as to certificates of public officials, we have assumed the same to have been properly given and to be accurate. We have also assumed that each agreement referred to in this letter (i) has been duly authorized, executed and delivered by each party thereto, other than, in the case of this clause (i), the due authorization, execution and delivery of the Indenture by the Georgia Guarantors, and (ii) is a legal, valid, binding and enforceable obligation of each party thereto other than the Georgia Guarantors. We have also assumed that the execution, delivery and performance of each agreement referred to in this letter by each party thereto do not and will not (x) conflict with, or result in a breach of, or result in a violation of, or constitute a default under, any order, judgment, arbitration award or stipulation, or any instrument or agreement, to which any of such parties is a party or is subject or by which any of the properties or assets of any of such parties is bound, (y) constitute a violation of any law, rule or regulation by any such party, or (z) conflict with, result in a breach of, or otherwise violate the organizational documents of any such party, other than, in the case of this clause (z), the Georgia Guarantors. We have also relied, as to various matters relating to this opinion, on certificates of public officials and officers of the Georgia Guarantors. Additionally, we have, with your consent, assumed and relied upon the following without undertaking any independent investigation or inquiry:

(a)	With respect to the factual matters set forth herein, the accuracy and completeness of all certificates and other statements, documents, records, financial statements and papers reviewed by us.

(b)	Each of Holdings, the Company and the Guarantors (i) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, other than, in the case of this clause (i), the Georgia Guarantors, (ii) is qualified to do business in all other jurisdictions where each is conducting its business or otherwise required to be so qualified to do business and (iii) has full power and authority to execute, deliver and perform its obligations under each agreement referred to in this letter, and each agreement referred to in this letter has been duly and validly authorized, executed and delivered by Holdings, the Company and the Guarantors, other than, in the case of this clause (iii), the Georgia Guarantors with respect to the Indenture.

(c)	The Articles of Incorporation of QHG Georgia Holdings, Inc. sent to us on February 23, 2017 and the Bylaws of QHG Georgia Holdings, Inc. sent to us on February 10, 2017 have not been subsequently revised, restated or amended and are currently in effect.

(d)	The Certificate of Limited Partnership of QHG Georgia, LP sent to us on February 23, 2017 and the Partnership Agreement of QHG Georgia, LP sent to us on February 10, 2017 have not been subsequently revised, restated or amended and are currently in effect.

(e)	The resolutions of the governing boards of the Georgia Guarantors sent to us on May 3, 2017 were duly adopted by the governing board and general partner, respectively, and are true complete, and correct and such resolutions have not been amended or revoked since the date adopted and are the only resolutions of such governing board and general partner, respectively, relating to the Indenture. The governing board members voting on such resolutions and the officers acting on behalf of QHG Georgia Holdings, Inc. in connection with the Indenture were duly elected or appointed and incumbent in their respective offices at the time of all relevant action and at all relevant times thereafter. The officers authorizing such action on behalf of the general partner of QHG Georgia, LP in connection with the Indenture were duly elected or appointed and incumbent in their respective offices at the time of all relevant action and at all relevant times thereafter.

COMMUNITY HEALTH SYSTEMS, INC.

CHS/COMMUNITY HEALTH SYSTEMS, INC.

May 12, 2017

(f)	The absence of duress, fraud or mutual mistake of material facts on the part of parties to the agreements referenced herein.

We have not undertaken to verify independently the representations, statements and certifications referred to above; provided, however, that we are not aware of any facts or circumstances affecting the accuracy of such representations, statements or certifications. The opinion set forth in paragraph (1) below with respect to the Georgia Guarantors is based solely on a review of the certificates of public officials delivered to you on this date.

This opinion is limited in all respects to the federal laws of the United States of America and the laws of the State of Georgia, and no opinion is expressed with respect to the laws of any other jurisdiction or any effect which such laws may have on the opinions expressed herein. We also express no opinion as to any matter arising under any state or federal securities law, antitrust or trade law, environmental law, health or safety law, tax, labor, insurance, pension and employee benefit law, any law relating to licenses, permits, approvals or similar matters applicable to the properties, businesses or activities of the Georgia Guarantors, or any matter of local or municipal law adopted by any political subdivision of any state, or any other law that is applicable to the transactions contemplated by the Indenture or the parties thereto because of the nature or extent of their properties or business activities. Insofar as the Indenture invokes the laws of any state or jurisdiction other than Georgia as applicable to the construction, validity, binding effect or enforceability of the Indenture, we have assumed, with your consent, that the laws of such state or jurisdiction do not differ from Georgia law with respect to such matters. No opinion is expressed with respect to the enforceability of any choice of law provision. Subject to the qualifications and limitations expressed herein, in our opinion:

(1)	QHG Georgia Holdings, Inc. is a corporation validly existing and in good standing under the laws of the State of Georgia. QHG Georgia, LP is a limited partnership validly existing and in good standing under the laws of the State of Georgia.

(2)	QHG Georgia Holdings, Inc. has all requisite corporate power and authority to execute, deliver, and perform its obligations under the Indenture (including the Guarantee set forth therein). QHG Georgia, LP has all requisite limited partnership power and authority to execute, deliver, and perform its obligations under the Indenture (including the Guarantee set forth therein).

(3)	The execution and delivery by each Georgia Guarantor of the Indenture (including the Guarantee set forth therein) and the performance by each Georgia Guarantor of its obligations thereunder have been duly authorized by all requisite corporate or limited partnership action (as applicable) on the part of each such Georgia Guarantor.

(4)	The Indenture (including the Guarantee set forth therein) has been duly executed and delivered by each Georgia Guarantor.

The opinions expressed herein are limited (i) by the effect of applicable federal and state bankruptcy, insolvency, reorganization, moratorium and similar debtor relief laws, laws relating to fraudulent obligations, transfers and conveyances, preferences, turn-over, equitable subordination, substantive consolidation, and other similar laws affecting generally the enforcement of creditors’ rights and remedies and (ii) by the application of equitable principles (whether enforcement is sought by proceedings in equity or at law), including without limitation, principles governing specific performance,

COMMUNITY HEALTH SYSTEMS, INC.

CHS/COMMUNITY HEALTH SYSTEMS, INC.

May 12, 2017

injunctive relief or other equitable remedies, principles affording traditional equitable defenses such as waiver, laches and estoppel, and legal standards requiring reasonableness or materiality of breach for exercise of remedies or providing for defenses based on impracticability or impossibility of performance or on obstruction or failure to perform or otherwise act in accordance with an agreement by a party thereto.

We hereby consent to the filing of this opinion letter as an exhibit to Holdings’ Current Report on Form 8-K relating to the Notes and the Guarantee and to the reference to our firm under the heading “Legal Matters” included in or made part of the registration statement on Form S-3 (No. 333-203918) filed with the Securities and Exchange Commission (the “Commission”) on May 6, 2015, as amended by the post-effective amendment No. 1 filed with the Commission on March 3, 2017. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

*            *             *            *            *

This opinion is limited to the matters expressly set forth above as of the date of this opinion, and no opinion is implied or may be inferred beyond the matters expressly so stated. We assume no obligation to advise you of any future changes in the facts or law relating to the matters covered by this opinion.

Very truly yours,

/s/ King & Spalding LLP